EXHIBIT 10.48
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         AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 28th day of
April, 2003, by and among PERFORMANCE FOOD GROUP COMPANY, a Tennessee corporation (the "Borrower"), the Lenders who are or may become a party to this Agreement, WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as Administrative Agent for the Lenders and Bank of America, N.A. and SunTrust Bank as Documentation Agents.

                              STATEMENT OF PURPOSE

         Pursuant to that certain Credit Agreement dated as of October 16, 2001 (as amended by the First Amendment dated as of December 19, 2001, the Second Amendment dated as of July 25, 2002 and as further amended, restated, modified or otherwise supplemented from time to time prior to the date hereof, the "Existing Credit Agreement") by and among the Borrower, the lenders party thereto (the "Existing Lenders"), and the agents listed therein, the Existing Lenders extended certain credit facilities to the Borrower pursuant to the terms thereof.

         The Borrower has requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have each agreed, to amend and restate the Existing Credit Agreement in its entirety (the Existing Credit Agreement as hereby amended and restated being this "Amended and Restated Credit Agreement" or this "Agreement") as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "AAA" shall have the meaning assigned thereto in Section 13.6(a).

         "Additional Convertible Subordinated Notes" means any unsecured convertible subordinated notes (in addition to the Convertible Subordinated Notes) issued by the Borrower after the date hereof so long as such notes (i) have a maturity no earlier than April 16, 2007 and (ii) contain either (a) conditions, representations and warranties, covenants (including, without limitation, financial covenants) and events of default not less favorable or more restrictive to the Borrower than those in effect with respect to the Convertible Subordinated Notes, or (b) such other terms and conditions approved in writing by the Administrative Agent.


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         "Additional Senior Notes" means any unsecured, unguaranteed senior notes (in addition to the Senior Notes) issued by the Borrower after the date hereof so long as such notes (i) have a maturity no earlier than April 16, 2007 and (ii) contain such terms and conditions as are approved in writing by the Administrative Agent.

         "Administrative Agent" means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

         "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote fifteen percent (15%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Aggregate Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1 as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Three Hundred Fifty Million Dollars ($350,000,000).

         "Agreement" means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

         "Annualized Basis" means, with respect to any financial term defined under this Agreement, that (a) for the first fiscal quarter end immediately following the Closing Date, such defined financial term shall be calculated by multiplying the actual amount of such defined financial term for such fiscal quarter by four (4), (b) for the second fiscal quarter end immediately following the Closing Date such defined financial term shall be calculated by multiplying the actual amount of such defined financial term for such two (2) fiscal quarters by two (2), and (c) for the third fiscal quarter end immediately following the Closing Date such defined financial term shall be calculated by multiplying the actual amount of such defined financial term for such three (3) fiscal quarters by four-thirds (4/3).

         "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.

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         "Applicable Margin" shall have the meaning assigned thereto in Section
4.1(c).

         "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

         "Arbitration Rules" shall have the meaning assigned thereto in Section 13.6(a).

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.10.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate and
(b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

         "Benefited Lender" shall have the meaning assigned thereto in Section 4.6.

         "Borrower" shall have the meaning assigned thereto in the preamble.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

         "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

         "Capital Stock" means any nonredeemable capital stock of the Borrower or any Subsidiary thereof, whether common or preferred.

         "Change in Control" shall have the meaning assigned thereto in Section 11.1(i).

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

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         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

         "Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof.

         "Commitment Fee Rate" shall have the meaning assigned thereto in
Section 4.3(a).

         "Commitment Increase Supplement" shall have the meaning assigned thereto in Section 2.8.

         "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

         "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Consolidated Assets" means, at any time, the total assets of Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

         "Convertible Senior Notes" means any unsecured convertible senior notes of the Borrower issued after the date hereof so long as such notes (i) do not mature and have no put option date prior to April 16, 2007 and (ii) contain such terms and conditions as are approved in writing by the Administrative Agent.

         "Convertible Subordinated Notes" means the 5 1/2% unsecured convertible subordinated notes of the Borrower due 2008 described in that certain Prospectus Supplement dated October 10, 2001 and issued pursuant to that certain Indenture dated as of October 16, 2001 from the Borrower to Bank One Trust Company, N.A., as trustee.

         "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated on a Consolidated basis in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of the Borrower or any Subsidiary thereof, (b) all obligations to pay the deferred purchase price of property or services of the Borrower or any Subsidiary thereof, including without limitation all obligations under non-competition agreements but excluding (i) trade payables and Trade L/C's arising in the ordinary course of business and (ii) all amounts payable under any earn-out agreement unless any such earn-out payment is payable in cash and has been deemed earned and required to be included on the financial statements of the Borrower or any Subsidiary thereof in accordance with GAAP, (c) all obligations of the Borrower or any Subsidiary thereof as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of the Borrower or any Subsidiary thereof, (e) all Guaranty Obligations of the Borrower or any Subsidiary thereof (excluding any Guaranty

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Obligations on account of trade payables and Trade L/C's arising in the ordinary course of business), (f) all obligations, contingent or otherwise, of the Borrower or any Subsidiary thereof relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of the Borrower or any Subsidiary thereof (excluding Trade L/C's arising in the ordinary course of business), (g) all obligations of the Borrower or any Subsidiary thereof to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of the Borrower or any Subsidiary thereof, (h) all obligations incurred by the Borrower or any Subsidiary thereof pursuant to Hedging Agreements, and (i) although the parties acknowledge that asset securitization facilities that comply with Section 10.6(e) may not constitute indebtedness of the Borrower under GAAP, nevertheless, solely for purposes of determining compliance with the terms of this Agreement, all asset securitization facilities, including the Receivables Purchase Facility, shall be treated as Debt.

         "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Disposition" means the sale, lease, transfer or other disposition of property (including without limitation the transfer or issuance of shares or equity interests in any Subsidiary) but shall not include any public taking or condemnation, and "Dispose of" and "Disposed of" shall have a corresponding meaning to Disposition. The term Disposition shall not include an exchange of assets, provided that the assets involved in such exchange are similar in function in that after giving effect to such exchange there has not been (A) a Material Adverse Effect upon Borrower and its Subsidiaries taken as a whole, (B) any material deterioration of cash flow generation from or in connection with such assets, or (C) any material deterioration in the overall quality of plant, property and equipment of Borrower and its Subsidiaries taken as a whole. An "exchange" shall be deemed to have occurred if each of the transactions involved shall have been consummated within a six-month period.

         "Disputes" shall have the meaning assigned thereto in Section 13.6.

         "Documentation Agents" shall mean Bank of America, N.A. and SunTrust Bank.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "EBITDA" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) the sum of (A) Interest Expense and (B) losses on the sale of receivables in connection with the Receivables Purchase Facility, (iii) amortization and depreciation, (iv) non-cash expenses related to the transactions contemplated by this Agreement, (v) non-cash losses on sales of assets, (vi) non-cash expenses in connection with the impairment of intangible assets in accordance with SFAS 141 and SFAS 142, and (vii) any and all write offs, write downs, and other deductions of in-process research and development expenses in connection with the transactions contemplated by this Agreement less
(c) interest income and any extraordinary gains which were included in determining Net Income. For purposes of this Agreement, EBITDA

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shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, any Permitted Acquisition closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the SEC.

         "EBITDAR" means, for any period, the sum of (a) EBITDA for such period plus (b) Rental Expense with respect to each ELLF for such period, in each case on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP. For purposes of this Agreement, EBITDAR shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, any Permitted Acquisition closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the SEC.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of any Lender hereunder, (a) any Person (other than a natural Person) that has been approved in writing as an Eligible Assignee by the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the Administrative Agent, which approvals shall not be unreasonably withheld or delayed, or (b) an Affiliate of such Lender (provided that such Lender or its parent owns at least a majority of the equity interests such Affiliate).

         "ELLF" means, at any date with respect to the Borrower and its Subsidiaries, any synthetic lease, end loaded lease financing, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which the Borrower or any Subsidiary thereof is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP on a consistent basis.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six
(6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "Equity Net Cash Proceeds" means, with respect to any offering of capital stock, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

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         "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

         "ESOP" means the Borrower's Employee Stock Ownership Plan and Trust established and existing under the Performance Food Group Company Employee Stock Ownership Plan and Trust Agreements, effective as of June 1, 1988, by and between the Borrower and Roger L. Boeve, John D. Austin and Nathan P. Duet and by and between the Borrower and First Union National Bank.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

         "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Existing Credit Agreement" shall have the meaning assigned thereto in the Statement of Purpose.

         "Existing Lenders" shall have the meaning assigned thereto in the Statement of Purpose.

         "Existing Loans" means the loans made by the Existing Lenders to the Borrower pursuant to the Existing Credit Agreement.

         "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender's Commitment Percentage of the Swingline Loans then outstanding.

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Facility" means the revolving credit facility established pursuant to
Article II.

         "Fair Market Value" shall mean, at any time, the sale value of property that would be realized in an arm's length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

         "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the

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opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

         "Fiscal Year" means the 52 or 53 week fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to December 31.

         "Fresh Advantage Letter of Credit" means letter of credit No. SM407968C, dated as of March 19, 1999 in the face amount of $9,187,500 issued by Wachovia Bank, National Association (formerly known as First Union National
Bank), for the account of Fresh Advantage, Inc. (successor by merger to KMB Produce, Inc.) naming Wachovia Bank, National Association (formerly known as First Union National Bank, as Trustee as beneficiary, as amended, restated, supplemented or otherwise modified from time to time.

         "Fresh Advantage Letter of Credit Documents" means the Letter of Credit and Reimbursement Agreement dated March 1, 1999 between Fresh Advantage, Inc. (successor by merger to KMB Produce, Inc) and First Union National Bank, with respect to the Fresh Advantage Letter of Credit, and all instruments and documents executed in connection therewith, as amended and restated by the Amended and Restated Letter of Credit and Reimbursement Agreement by and among the Borrower, Fresh Advantage and Wachovia dated July 25, 2002.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Granting Lender" shall have the meaning assigned thereto in Section 13.10(i).

         "Guaranty Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect

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such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed, under Applicable Law, to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement of the Borrower or any of its Subsidiaries with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated or otherwise modified.

         "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to capital leases) determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in Section 4.1(b).

         "Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

         "ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

         "Issuing Lender" means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

         "L/C Commitment" means the lesser of (a) Ninety Million Dollars ($90,000,000) and (b) the Aggregate Commitment.

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         "L/C Facility" means the letter of credit facility established pursuant to Article III.

         "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

         "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

         "Lender" means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as (a) a New Lender pursuant to Section 2.8 or (b) a Lender pursuant to Section 13.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

         "Letters of Credit" means the collective reference to standby letters of credit issued pursuant to Section 3.1 and the Fresh Advantage Letter of Credit.

         "Leverage Ratio" shall have the meaning assigned thereto in Section
9.4.

         "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Dow Jones Market Screen 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upwards, it necessary, to the next higher 1/100th of 1%). If, for any reason, such rate does not appear on Dow Jones Market Screen 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

         "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

         LIBOR Rate =                LIBOR
                      ------------------------------------
                       1.00-Eurodollar Reserve Percentage

         "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

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         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loan Documents" means, collectively, this Agreement, the Revolving Credit Notes, the Swingline Notes, the Applications, Fresh Advantage Letter of Credit Documents and each other document, instrument, certificate and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

         "Loans" means the collective reference to the Revolving Credit Loans and the Swingline Loans and "Loan" means any of such Loans.

         "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event, act, condition, occurrence, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, (c) the ability of the Borrower to perform the Obligations under the Loan Documents or (d) the legality, validity or enforceability of any Loan Document.

         "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Maturity Date" means the earliest of the dates referred to in Section 2.7.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years.

         "Net Cash Position" means on any day, with respect to the Operating Account, a sum equal to the opening available balance in the Operating Account, plus any maturing investment principal and interest credited to the Operating Account, minus the daily presentment of checks and Operating Account holds, minus any floor balance which has been established to cover bank charges, minus any maturing interest debited to the Operating Account, in each case for such day.

         "Net Income" means, with respect to the Borrower and its Subsidiaries, for any period, the Consolidated net income (or loss) thereof for such period determined without duplication in accordance with GAAP.

         "New Lender" shall have the meaning assigned thereto in Section 2.8.

         "New Lender Supplement" shall have the meaning assigned thereto in
Section 2.8.

         "Net Worth" means, with respect to the Borrower and its Subsidiaries at any date, total Stockholders' Equity determined on a Consolidated basis, without duplication, in accordance with GAAP.

         "Notes" means the collective reference to the Revolving Credit Notes and the Swingline Notes and "Note" means any of such Notes.

         "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.3(b).

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.3(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

         "Notice of Prepayment" shall have the meaning assigned thereto in
Section 2.4(c).

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower to any Lender or any Agent under any Hedging Agreement with any Lender or any Agent, and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

         "Operating Account" means the principal operating account of the Borrower maintained with Wachovia.

         "Other Taxes" shall have the meaning assigned thereto in Section
4.11(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

         "Permitted Acquisition" shall have the meaning assigned thereto in
Section 10.4(c).

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Receivables Purchase Facility" means a receivables purchase facility as permitted hereunder.

         "Register" shall have the meaning assigned thereto in Section 13.10(d).

         "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

         "Rental Expense" means, for any period, all rental expense with respect to each ELLF during such period determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.

         "Required Lenders" means, at any date, any combination of holders of at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Revolving Credit Notes, or if no amounts are outstanding under the Revolving Credit Notes, any combination of Lenders whose Commitment Percentages aggregate at least fifty-one percent (51%).

         "Responsible Officer" means any of the following: the chief executive officer or chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent (including the Vice President - Finance and Treasurer).

         "Revolving Credit Loans" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

         "Revolving Credit Notes" means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1, evidencing the Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

         "SEC" means the Securities and Exchange Commission of the United
States.

         "Senior Debt" means Total Debt less Subordinated Debt.

         "Senior Leverage Ratio" shall have the meaning assigned thereto in
Section 9.2.

         "Senior Notes" means the 6.77% unsecured senior notes issued by the Borrower due May 8, 2010 in the aggregate original principal amount of $50,000,000 described in the Note Purchase Agreement dated May 8, 1998.

         "Solvent" means, as to the Borrower and, on a combined basis, its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "SPC" shall have the meaning assigned thereto in Section 13.10(i).

         "Stockholders' Equity" means, as of any date of determination, the shareholders' equity of the Borrower and its Subsidiaries, as set forth or reflected on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, (a) including but not limited to
(i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings and (b) excluding items such as (i) purchases of treasury stock, (ii) valuation allowances, (iii) receivables due from an employee stock ownership plan, (iv) employee stock ownership plan debt guarantees (to the extent not included in item (b)(iii) hereof) and (v) translation adjustments for foreign currency transactions.

         "Subordinated Debt" means the collective reference to (i) the Convertible Subordinated Notes and the Additional Convertible Subordinated Notes and (ii) such other Debt of the Borrower or any of its Subsidiaries which is subordinated in right and time of payment to the Obligations and contains such other terms and conditions in each case as are satisfactory to the Required Lenders.

         "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

         "Sweep Plus Service Program" means the Sweep Plus Service Program of Wachovia and any other cash management arrangement which the Borrower and Wachovia agree should be included in the borrowing and repayment of Swingline Loans pursuant to Section 2.2.

         "Swingline Commitment" means the lesser of (a) Twenty-Five Million Dollars ($25,000,000) and (b) the Aggregate Commitment.

         "Swingline Facility" means the swingline facility established pursuant to Section 2.2.

         "Swingline Lender" means Wachovia in its capacity as swingline lender hereunder and any successor administrative agent hereunder.

         "Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

         "Swingline Note" means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

         "Swingline Termination Date" means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.9 and (b) the Maturity Date.

         "Tax Credit" shall have the meaning assigned thereto in Section
4.11(g).

         "Tax Payment" shall have the meaning assigned thereto in Section
4.11(g).

         "Taxes" shall have the meaning assigned thereto in Section 4.11(a).

         "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

         "Total Debt" means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) Debt plus (b) all outstanding indebtedness obligations actually incurred under or on account of any ELLF, each in accordance with GAAP.

         "Trade L/C's" means, collectively, the trade letters of credit issued and outstanding from time to time to support the obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business of the Borrower or such Subsidiary.

         "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision, effective January 1, 1994), International Chamber of Commerce Publication No. 500.

         "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina, as amended, restated, supplemented or otherwise modified from time to time.

         "United States" means the United States of America.

         "Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors.

         "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         SECTION 1.3       Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

         SECTION 2.1       Revolving Credit Loans.

         (a) Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less (i) the Swingline Commitment and (ii) the sum of all outstanding L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment less such Lender's Commitment Percentage of outstanding L/C Obligations and the Swingline Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

         SECTION 2.2       Swingline Loans.

         (a) Availability under this Agreement. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

         (b) Availability under the Sweep Plus Service Program. On each Business Day, the Administrative Agent shall calculate the Net Cash Position. If the Net Cash Position is less than zero, then the Borrower shall be deemed to have irrevocably requested that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to the lesser of (i) an amount, which when rounded up to the nearest $1,000, equals or exceeds the amount of the deficit Net Cash Position and (ii) an amount, which when added to the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (B) the Swingline Commitment; provided, however, that the obligation of the Swingling Lender to make any such Swingline Loan to the Borrower shall be subject to all the terms and conditions hereof (including, without limitation, Section 5.3 hereof).

         (c) Payment of Principal and Interest. Principal and interest on Swingline Loans deemed requested pursuant to Section 2.2(b) hereof shall be paid pursuant to the terms and conditions of the Sweep Plus Service Program without any deduction, setoff or counterclaim whatsoever. Principal and interest on Swingline Loans requested pursuant to Section 2.3 hereof shall be paid pursuant to the terms of this Agreement. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Plus Service Program, the principal of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Swingline Termination Date.

         (d)      Refunding.

                  (i) Upon the occurrence and during the existence of an Event of Default, Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender upon the occurrence and during the existence of an Event of Default, but in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made. No Lender's obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender's failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender's Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

                  (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

                  (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this
Section 2.2, one of the events described in Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

         SECTION 2.3 Procedure for Advances of Revolving Credit and Swingline Loans.

         (a) Requests for Borrowing. With the exception of Swingline Loans deemed requested pursuant to Section 2.2(b) hereof, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and Swingline Loan requested under this Section 2.3(a) and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment then available to the Borrower, or if less, (x) with respect to Base Rate Loans (other than the Swingline Loans requested pursuant to this Section 2.3(a)) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to the Swingline Loans requested pursuant to this Section 2.3(a) in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or a Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Any Notice of Borrowing received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

         (b) Disbursement of Revolving Credit Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent's Office in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of Borrower, at the Administrative Agent's Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such Borrowing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving

Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(d).

         SECTION 2.4       Repayment of Loans.

         (a) Repayment on Maturity Date. The Borrower shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date and (ii) all Swingline Loans in accordance with Section 2.2, together, in each case, with all accrued but unpaid interest thereon.

         (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans plus all outstanding L/C Obligations exceeds the Aggregate Commitment, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans, Swingline Loans and/or cash collateralize or repay the L/C Obligations in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans, and third to the principal amount of outstanding L/C Obligations. Such cash collateral shall be applied in accordance with Section 11.2(b). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

         (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans and Swingline Loans, in the form attached hereto as Exhibit D (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans and Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

         (d) Limitation on Repayment of Certain Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the LIBOR Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.9.

         SECTION 2.5       Notes.

         (a) Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         (b) Swingline Notes. The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender representing the Borrower's obligation to pay such Lender's Swingline Loans in a principal amount up to the Swingline Commitment or, if less, the aggregate unpaid principal amount of all Swingline Loans made by such Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. Each Swingline Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         SECTION 2.6       Voluntary Reduction of the Aggregate Commitment.

         (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.

         (b) Each permanent reduction permitted pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment and the Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

         SECTION 2.7 Termination of Facility. The Facility shall terminate on the earliest of (a) October 16, 2006, (b) the date of termination by the Borrower pursuant to Section 2.6(a), and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

         SECTION 2.8 Increase in the Aggregate Commitment. The Borrower shall have the right, on ten (10) Business Days' prior written notice to the Administrative Agent, so long as no Default or Event of Default shall have occurred and be continuing and with the consent of the Required Lenders (which consent shall not be unreasonably withheld), at any time and from time to time prior to the Maturity Date, to increase the total amount of the Aggregate Commitment hereunder by (a) accepting the offer of any existing Lender or Lenders to increase its (or their) Commitment (or Commitments) up to the amount of any such increase and/or (b) accepting the offer or offers of any Person or Persons (not then a Lender) with the consent of the Administrative Agent constituting an Eligible Assignee to become a new Lender hereto (a "New Lender") with a Commitment (or Commitments) up to the amount (or aggregate amount) of any such increase; provided, that any such increase shall be offered first to the Administrative Agent, then to the existing Lenders (on a pro rata basis) prior to offering any such increase to a Person not a party to this Agreement; provided, further, that (i) in no event shall any Lender's Commitment be increased without the consent of such Lender, (ii) if any Revolving Credit Loans are outstanding hereunder on the date that any such increase is to become effective, the Administrative Agent and Lenders shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Credit Loans reflect the Commitment Percentages of the Lenders after giving effect to any increase pursuant to this Section 2.8, (iii) each such increase shall be in minimum amounts of at least Five Million Dollars ($5,000,000), and
(iv) in no event shall any such increase result in the amount of the Aggregate Commitment exceeding Four Hundred Million Dollars ($400,000,000). Any increase to the Aggregate Commitment pursuant to clause (a) of the first sentence of this
Section 2.8 shall become effective upon the execution of a supplement in the form of Exhibit H hereto (a "Commitment Increase Supplement"), executed by the Borrower, the Administrative Agent and the increasing Lender or Lenders together with a replacement Revolving Credit Note and any increase to the Aggregate Commitment pursuant to clause (b) of the first sentence of this Section 2.8 shall become effective upon the execution of a supplement in the form of Exhibit I hereto (a "New Lender Supplement") by the Borrower, Administrative Agent and relevant New Lender or Lenders together with a corresponding Revolving Credit Note. The Administrative Agent shall forward copies of any such supplement to the Lenders promptly upon receipt thereof.

         SECTION 2.9 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (i) for working capital and general corporate requirements (including Permitted Acquisitions) of the Borrower and its Subsidiaries, and
(ii) to pay certain fees and expenses incurred in connection with the foregoing.

                                   ARTICLE III

                            LETTER OF CREDIT FACILITY

         SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the Swingline Commitment plus the aggregate amount of L/C Obligations would exceed the Aggregate Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $250,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (a) one (1) year after the date of issuance or (b) the fifth (5th) business day prior to the Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the Issuing Lender, and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. The Fresh Advantage Letter of Credit shall be deemed to be a Letter of Credit issued under and pursuant to the terms of this Agreement.

         SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender's L/C Participation therein.

         SECTION 3.3       Commissions and Other Charges.

         (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the product of (i) the face amount of such Letter of Credit times (ii) an annual percentage equal to the Applicable Margin with respect to LIBOR Rate Loans in effect on the date of issuance of such Letter of Credit. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

         (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lender an issuance fee of 0.125% per annum on the face amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

         (c) The Borrower shall also pay all normal costs and expenses of the Issuing Lender in connection with the issuance, transfer or other administration of the Letters of Credit.

         (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Administrative Agent in accordance with their respective Commitment Percentages.

         SECTION 3.4       L/C Participations.

         (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

         (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

         (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

         SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

         SECTION 3.6 Obligations Absolute. The Borrower's obligations under this
Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

         SECTION 3.8 Letters of Credit Issued Pursuant to the Existing Credit Agreement. The Borrower, the Administrative Agent and each Lender agree that on the Closing Date each letter of credit issued by Wachovia pursuant to the terms of the Existing Credit Agreement shall, notwithstanding the provisions of
Section 3.1(i) or Section 3.2, be deemed to be a Letter of Credit issued under and pursuant to and shall be subject to the terms of this Agreement as if originally issued pursuant to the terms of this Agreement.

                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

         SECTION 4.1       Interest.

         (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of (i) any Revolving Credit Loan shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 4.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin as set forth in
Section 4.1(c) or the rate mutually agreed upon by the Swingline Lender and the Borrower. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

         (b)      Interest Periods.

                  (i) In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3, shall elect an interest period (each, a "LIBOR Interest Period") to be applicable to such Loan, which LIBOR Interest Period shall be a period of one (1), two (2), three (3), or six
(6) months; provided that:

                           (A) each LIBOR Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive

         LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the next preceding LIBOR Interest Period expires;

                           (B) if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the next preceding Business Day;

                           (C) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period; and

                           (D) no LIBOR Interest Period shall extend beyond the Maturity Date.

                  (ii) There shall be no more than eight (8) LIBOR Interest Periods in effect at any time.

         (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 5.2(d) and (ii) for each fiscal quarter thereafter be determined by reference to the Senior Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:


                                                                    Applicable Margin Per Annum

                                                                    ---------------------------
Level                      Senior Leverage Ratio                   Base Rate          LIBOR Rate
-----                      ---------------------                   ---------          ----------
  1                      Greater than 2.5 to 1.00                    0.00%               1.25%

  2                      Greater than 2.0 to 1.00                    0.00%               1.00%
                   but less than or equal to 2.5 to 1.00

  3                      Greater than 1.5 to 1.00                    0.00%               0.75%
                   but less than or equal to 2.0 to 1.00

  4                  Less than or equal to 1.5 to 1.00               0.00%               0.50%

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the tenth (10th) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Senior Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.2, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

         (d) Default Rate. Subject to Section 11.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2003; and interest on each LIBOR Rate Loan shall be payable on the last day of each LIBOR Interest Period applicable thereto, and if such LIBOR Interest Period extends over three (3) months, at the end of each three
(3) month interval during such LIBOR Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

         (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

         SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of its outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 4.3       Fees.

         (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum determined by reference to the pricing grid set forth below (the "Commitment Fee Rate") on the average daily unused portion of the Aggregate Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Aggregate Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2003, and on the Maturity Date. The commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages. The Commitment Fee Rate shall (i) on the Closing Date equal the percentage set forth in the certificate delivered pursuant to Section 5.2(d) and (ii) for each fiscal quarter thereafter be determined by reference to the Senior Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:


Level                      Senior Leverage Ratio                  Commitment Fee
-----                      ---------------------                  --------------
  1                       Greater than 2.5 to 1.00                     0.25%

  2                       Greater than 2.0 to 1.00                     0.25%
                   but less than or equal to 2.5 to 1.00

  3                       Greater than 1.5 to 1.00                     0.20%
                   but less than or equal to 2.0 to 1.00

  4                  Less than or equal to 1.5 to 1.00                 0.20%

Adjustments, if any, in the Commitment Fee Rate shall be made by the Administrative Agent on the tenth (10th) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Senior Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. In the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.2, the Commitment Fee Rate shall be the highest Commitment Fee Rate set forth above until the delivery of such financial statements and certificate.

         (b) Administrative Agent's Fees and Other Fees. In order to compensate the Administrative Agent for performing its duties as Administrative Agent hereunder, the Borrower agrees to pay to Administrative Agent, for its account, the fee set forth in the separate letter agreement executed by the Borrower and the Administrative Agent dated August 9, 2001 and the letter agreement executed by the Borrower and Wachovia Securities, Inc. dated March 31, 2003.

         SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (subject to Article III, including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent made in connection with a Swingline Loan shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Agent's fees or expenses shall be made for the account of the applicable Agent and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or 13.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to
Section 4.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all proceeds of any collateral held by the Administrative Agent which secures any of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, then to all the Administrative Agent's fees and Issuing Lender's fees then due and payable, then to all commitment fees and other fees and commissions then due and payable, then to accrued and unpaid interest on the Swingline Notes to the Swingline Lender, then to the principal amount outstanding under the Swingline Notes to the Swingline Lender, then to accrued and unpaid interest on the Revolving Credit Notes and the Reimbursement Obligation (pro rata in accordance with all such amounts due), then to the principal amount outstanding under the Revolving Credit Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender or any Agent (which such Hedging Agreement is

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




permitted or required hereunder) (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 11.2(b) to the extent of any L/C Obligations then outstanding, in that order.

         SECTION 4.6 Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion (taking into account Section 4.4) than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of
(a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.7 shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage shall not (i) have any voting or consent rights under or with respect to any Loan Document or (ii) constitute a "Lender" (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

         SECTION 4.8       Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any LIBOR Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Dow Jones Market Screen 3750 or offered to the Administrative Agent or such Lender for such LIBOR Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such LIBOR Interest Period.

         (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of its Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current LIBOR Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such LIBOR Interest Period.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                  (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this
Section 4.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. Such Lender may demand reimbursement for such increased costs or reduced amount only for the 180 day period immediately preceding the date of such written notice, and the Borrower shall have liability only for such 180 day period.

         SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the LIBOR Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

         SECTION 4.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

         SECTION 4.11      Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and
(ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 4.11(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

         (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.

         (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

         (g) Tax Credits. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and, as the case may be, the Borrower pursuant to this Section 4.11, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate. Each Lender further agrees that the Borrower shall not be required to indemnify such Lender or pay any additional amounts to such Lender in respect of any United States Federal withholding tax existing on the date such Lender became a Lender hereunder, or with respect to payments to or for the account of a new lending office for such Lender, existing on the date such Lender designated such new lending office with respect to such payments or the related Loans.

         If the Borrower pays any additional amount under this Section 4.11 (a "Tax Payment") and any Lender or Affiliate thereof effectively obtains a refund or credit against tax by reason of the Tax Payment (a "Tax Credit") and such Lender of such Affiliate identifies the Tax Credit as being attributable to the Tax Payment, then such Lender, after actual receipt of such Tax Credit or actual receipt of the benefits thereof, shall promptly reimburse the Borrower for such amount as such Lender shall reasonably determine to be the proportion of the Tax Credit as will leave such Lender (after such reimbursement) in no better or worse position than it would have been if the Tax Payment had not been required and such Lender agrees to reasonably cooperate with the Borrower if the Borrower elects to pursue a refund; provided, however, that no Lender shall be required to make any such reimbursement or cooperate with the Borrower if it reasonably, as determined in such Lender's sole discretion, believes that the making of such reimbursement or cooperating with the Borrower would cause it to lose the benefit of the Tax Credit or would adversely affect in any other respect its tax position. Subject to the terms hereof, any claim by a Lender for a Tax Credit shall be made in a manner, order and amount as such Lender determines in its sole discretion. Except to the extent necessary for the Borrower to evaluate any Tax Credit, no Lender shall be obligated to disclose information regarding its tax affairs or computations to the Borrower, it being understood and agreed that in no event shall any Lender be required to disclose information regarding its tax position that it deems to be confidential (other than with respect to the Tax Credit).

         SECTION 4.12      Mitigation of Obligations; Replacement of Lenders.

         (a) Designation of a Different Lending Office. If any Lender requests compensation, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 4.8, Section 4.10, or Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates; if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.8, Section 4.10, or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) Replacement of Lenders. If any Lender requests compensation or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.8,
Section 4.10, or Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.10 except for Section 13.10(b)(v)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another a Lender, if a Lender accepts such assignment). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

                                    ARTICLE V

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy, Covington, Lobdell & Hickman, L.L.P. at 10:00 a.m. on April ___, 2003, or on such other date and time as the parties hereto shall mutually agree.

         SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

         (a) Executed Loan Documents. This Agreement, the Revolving Credit Notes, the Swingline Notes and the other Loan Documents shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no default or event of default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

         (b)      Closing Certificates; etc.

                  (i) Officer's Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete; that neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

                  (ii) Certificate of Secretary of the Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the charter of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

                  (iii) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where each such Person is qualified to do business and, if separately available, a certificate of the relevant taxing authorities of such jurisdictions certifying that each such Person has filed required tax returns and owes no delinquent taxes.

                  (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall request.

                  (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by
Section 4.11(e).

         (c)      Consents; Defaults.

                  (i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person (including, if determined to be applicable by the Administrative Agent, consents of the lenders and all other applicable parties under the Borrower's ELLF agreements and Senior Notes) and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

                  (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the sole discretion of the Administrative Agent, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                  (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

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




         (d)      Financial Matters.

                  (i) Financial Statements. The Administrative Agent shall have received the audited consolidated financial statements for the twelve (12) month period ended December 31, 2002 of the Borrower and its Subsidiaries and internally-prepared unaudited financial statements of the Borrower and its Subsidiaries for the first fiscal quarter of 2003 (including, without limitation, monthly financial statements of the Borrower and the Subsidiaries for any such period less than three (3) months delivered within twenty (20) days of the next succeeding month's end), all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

                  (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and, on a combined basis, its Subsidiaries are Solvent, (B) the Borrower's payables are current and not past due, except in the ordinary course of business, (C) attached thereto is a pro forma balance sheet of the Borrower and its Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of that date, reflecting on a pro forma basis the effect of all acquisitions consummated by the Borrower or its Subsidiaries within the twelve (12) month period ended March 31, 2003, and the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X, (D) the five (5) year financial projections (which projections make certain assumptions regarding generic acquisitions by the Borrower or its Subsidiaries) previously delivered to the Administrative Agent represent the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein and (E) any updates or modifications to the financial statements previously delivered.

                  (iii) Financial Covenants. The Borrower shall have delivered to the Administrative Agent evidence in form and substance satisfactory to the Administrative Agent that as of the Closing Date (i) the ratio of Borrower's Total Debt to EBITDAR is less than 3.25 to 1.0.

                  (iv) Payment at Closing. The Borrower shall have paid all accrued but unpaid out of pocket fees and expenses of the Administrative Agent in connection with the Existing Credit Agreement and the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent.

         (e) Refinancing of the Initial Loans. On the Closing Date, (i) all loans under the Existing Credit Agreement (the "Existing Loans") made by any Existing Lender who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and rights (except as expressly set forth in the Existing Credit Agreement) of such Existing Lender shall be terminated, (ii) all outstanding Existing Loans shall be deemed Revolving Credit Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Credit Loans, together with any Revolving Credit Loans funded on the Closing Date, reflect the Revolving Credit Commitments of the Lenders hereunder, (iii) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans to the Closing Date, (iv) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Credit Agreement due to the Closing Date and all other amounts, costs and expenses then owing to any of the Existing Lenders and/or Wachovia, as administrative agent under the Existing Credit Agreement, and (v) all outstanding promissory notes issued by the Borrower to the Existing Lenders under the Existing Credit Agreement shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower.

         (f)      Miscellaneous.

                  (v) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

                  (vi) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall have received copies of all other instruments and other evidence they may reasonably request, in form and substance satisfactory to them, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                  (iii) Tax and Corporate Structure. The Administrative Agent shall be satisfied with the tax and corporate structure of the Borrower and its Subsidiaries.

                  (iv) Due Diligence and Other Documents. The Borrower shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent (i) all employment agreements between Borrower and its key employees and (ii) such other documents, certificates and opinions as the Administrative Agent may reasonably request.

         SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, conversion, continuation, issuance or extension date, as applicable:

         (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing, conversion, continuation, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

         (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing, conversion or continuation date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) or the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

         (c) Officer's Compliance Certificate; Additional Documents. The Administrative Agent shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by the Administrative Agent.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

         (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect on the Borrower and its Subsidiaries. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

         (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

         (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

         (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, except to the extent a breach or default under such indenture, agreement or instrument would not have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

         (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to have such Governmental Approvals would not reasonably be expected to have a Material Adverse Effect, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state and material local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. Except as described on Schedule 6.1(f), there is no ongoing audit or examination of any material nature or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

         (g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

         (h)      Environmental Matters.

                           (i)      To the knowledge of the Borrower, the
properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

                           (ii)     The Borrower, each Subsidiary and such
properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

                           (iii)    Neither the Borrower nor any Subsidiary
thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

                           (iv)     To the knowledge of the Borrower, Hazardous
Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

                           (v)      No judicial proceedings or governmental or
administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or operations; and

                           (vi)     To the Borrower's knowledge, there has been
no release, or threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         (i)      ERISA.

                           (i)      As of the Closing Date, neither the Borrower
nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

                           (ii)     The Borrower and each ERISA Affiliate is in
compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan, except where such liability would not reasonably be expected to have a Material Adverse Effect;

                           (iii)    No Pension Plan has been terminated, nor has
any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                           (iv)     Neither the Borrower nor any ERISA Affiliate
has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, which would result in material liability under ERISA or the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

                           (v)      No Termination Event has occurred or is
reasonably expected to occur; and

                           (vi)     No proceeding, claim (except for ordinary
claims for benefits under an Employee Benefit Plan), lawsuit and/or investigation is existing or, to the best knowledge of the

Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or
(C) Multiemployer Plan.

         (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

         (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

         (l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries which involve monetary liability of or to any such Person in an amount in excess of $20,000,000 per annum and which are in effect as of the Closing Date and not listed on any other Schedule hereto (other than Material Contracts of the Borrower and its Subsidiaries entered into in the ordinary course of business with respect to sales contracts to customers and purchase contracts from suppliers); other than as set forth in Schedule 6.1(l), each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have made available to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

         (m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

         (n) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. Except pursuant to the Receivables Purchase Agreement, no Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than existing under or by reason of the Loan Documents or Applicable Law.

         (o) Financial Statements. The (i) audited Consolidated balance sheets of the Borrower and its Subsidiaries as of December 28, 2002, and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) internally-prepared unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2003, and related internally-prepared unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are materially complete and correct and fairly present, in all material respects, the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

         (p) No Material Adverse Change. Since December 28, 2002, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

         (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and, on a combined basis, its Subsidiaries will be Solvent.

         (r) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to
Section 6.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

         (s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to
Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3.

         (t) Debt and Guaranty Obligations. Schedule 6.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000 (per occurrence). The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

         (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

         (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

         (w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, taken as a whole, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

         (x) Senior Debt Status. The Obligations of the Borrower under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt and at least pari-passu with the Senior Notes, the Additional Senior Notes and all other senior Debt (in each case as permitted under Section 10.1) of the Borrower and
(i) is designated as, and constitutes, "Senior Indebtedness" under all instruments and documents, now or in the future, relating to all Subordinated Debt (in each case as permitted under Section 10.1) of such Person and (ii) is further designated as, and constitutes, "Designated Senior Indebtedness" with respect to the Convertible Subordinated Notes and the Additional Convertible Subordinated Notes.

         SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been finally paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office and to the Lenders at their respective addresses as set forth on Schedule 1.1, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

         SECTION 7.1       Financial Statements and Projections.

         (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof or five (5) days following any date on which the Borrower may be required to file such statements), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

         (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof or five
(5) days following any date on which the Borrower may be required to file such statements), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

         (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a statement of the assumptions underlying such projections.

         SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

         SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

         (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

         (b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX as at the end of each respective period.

         SECTION 7.4       Other Reports.

         (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

         (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

         SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

         (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, except where such proceeding or investigation would not reasonably be expected to have a Material Adverse Effect;

         (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

         (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

         (d) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

         (e) (i) any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that forseeably will become a Default or Event of Default or (iii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

         (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

         (g)      any event which makes any of the representations set forth in
Section 6.1 inaccurate in any material respect.

         SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement or any other Loan Document, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give such Agent or any Lender complete, true and accurate knowledge of the subject matter based on the knowledge by the Borrower or any of its Subsidiaries thereof.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

         SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents (and all accrued but unpaid interest, fees, expenses and other obligations under the Existing Credit Agreement) and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section
8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and
(c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan,
(c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

         SECTION 8.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except where the failure to so comply would not reasonably be excepted to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

         SECTION 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

         SECTION 8.11 Visits and Inspections. Upon two (2) Business Days prior notice to the Borrower, permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 8.12      [Intentionally Omitted]

         SECTION 8.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit, and the other Loan Documents.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower and its Subsidiaries on a Consolidated basis will not:

         SECTION 9.1 Senior Leverage Ratio. As of any fiscal quarter end, permit the ratio of (a) Senior Debt on such date to (b) EBITDAR for the period of four
(4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than 2.75 to 1.00.

         SECTION 9.2 Interest and Rental Expense Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense plus (ii) Rental Expense, in each case, calculated on an Annualized Basis for the first three (3) quarters of measurement following the Closing Date and thereafter for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than the corresponding ratio set forth below:


        Period                                 Ratio
        ------                                 -----
Closing Date through and

  including September 30, 2004              3.00 to 1.00

October 1, 2004 and thereafter              3.50 to 1.00

         SECTION 9.3 Minimum Net Worth. As of any fiscal quarter end, permit Net Worth to be less than the sum of (a) $530,000,000 plus (b) fifty percent (50%) of Net Income (to the extent positive) after the Closing Date plus (c) one hundred percent (100%) of Equity Net Cash Proceeds after the Closing Date.

         SECTION 9.4 Leverage Ratio. As of any fiscal quarter end, permit the ratio on such date of (a) Total Debt to (b) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than 3.50 to 1.00.

                                    ARTICLE X

                               NEGATIVE COVENANTS

         Until all of the Obligations have been finally paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower has not and will not permit any of its Subsidiaries to:

         SECTION 10.1 Limitations on Total Debt. Create, incur, assume or suffer to exist any Total Debt except:

         (a)      the Obligations;

         (b) Debt incurred in connection with a Hedging Agreement (i) with (A) a Lender or (B) a counterparty reasonably satisfactory to the Administrative Agent and (ii) upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent, which agree not to unreasonably withhold approval of such terms;

         (c) Intercompany Debt (i) owed by any Subsidiary to the Borrower, (ii) owed by the Borrower or any Subsidiary to any other Subsidiary, (iii) owed by PFG Receivables Corporation to the Borrower or any Subsidiary pursuant to the Receivables Purchase Facility in the ordinary course of business and in amounts and otherwise consistent with past practice or (iv) owed by the Borrower to PFG Receivables Corporation in connection with the cash management program of the Borrower in the ordinary course of business and consistent with past practice;

         (d) Debt existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on Schedule 6.1(t) and the renewal and refinancing (but not the increase at the aggregate principal amount thereof) thereof;

         (e) Debt of the Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $25,000,000 on any date of determination;

         (f) purchase money Debt (not including any Debt incurred or assumed in connection with any Permitted Acquisition) of the Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000 on any date of determination;

         (g)      Debt consisting of Guaranty Obligations permitted by Section
10.2;

         (h) any Total Debt consisting of the (i) ELLF's existing on the Closing Date and set forth on Schedule 10.1 and refinancing of such existing ELLF's, which amount shall include all costs and expenses incurred by Borrower in connection with such refinancing, and (ii) other ELLF's entered into after the Closing Date on terms and conditions reasonably acceptable to the Administrative Agent; provided, that the aggregate indebtedness under all such ELLF's does not, at any time, exceed $60,000,000 in the aggregate;

         (i) the Receivables Purchase Facility so long as such facility complies with the terms and conditions of Section 10.6(e);

         (j) the Convertible Subordinated Notes, the Additional Convertible Subordinated Notes and other Subordinated Debt (excluding Intercompany Debt referred to in Section 10.1(c) above);

         (k)      the Senior Notes and the Additional Senior Notes;

         (l)      the Convertible Senior Notes;

         (m) Debt not otherwise permitted pursuant to this Section 10.1 incurred in connection with Permitted Acquisitions in an aggregate amount not to exceed $75,000,000 on any date of determination; and

         (n) Debt of the Borrower not otherwise permitted pursuant to this
Section 10.1 in an aggregate principal amount not to exceed $50,000,000 at any time, provided that no Default or Event of Default has occurred and is continuing at the time of incurrence or would result from the incurrence of such Debt;

provided, that (i) no agreement or instrument with respect to Debt permitted to be incurred by this Section 10.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary (other than PFG Receivables Corporation) of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations and (ii) Debt of the Borrower's Subsidiaries (other than Debt described in Section 10.1(h), Section 10.1(i) and intercompany Debt owed by a Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary) shall not exceed $75,000,000 in the aggregate on any date of determination, and (iii) Debt of the Borrower's Subsidiaries to banks or other financial institutions (other than Debt described in Section 10.1(h) and Section 10.1(i) and Debt consisting of existing indebtedness of a Person acquired by any Subsidiary which is assumed by such Subsidiary in connection with a Permitted Acquisition) shall not exceed $25,000,000 with respect to any single financing or credit facility or any series of related financings or credit facilities.

         SECTION 10.2 Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except:

         (a) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

         (b) Guaranty Obligations of the Borrower or any Subsidiary on account of trade payables arising out of the ordinary course of business;

         (c) Guaranty Obligations in existence on the Closing Date in respect of any ELLF and set forth on Schedule 10.2 and any ELLF permitted under
Section 10.1(h); and

         (d) Guaranty Obligations with respect to Debt permitted under Section 10.1(a), Section 10.1 (d) with respect to the Private Activity Revenue Bonds (Middendorf Meat Company Project) Series 1997 and Series 1999, Section 10.1(e),
Section 10.1(f), Section 10.1(i) and Section 10.1(m).

         SECTION 10.3 Limitations on Liens Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired, or, with respect to property taxes, not yet delinquent, or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors, landlords or growers for labor, materials, supplies, rentals or produce incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $1,000,000) under customer service contracts;

         (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

         (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

         (f) Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3;

         (g) Liens securing Debt permitted under Section 10.1(f); provided that
(i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

         (h) Liens on or ownership interests in accounts receivable granted in connection with the Receivables Purchase Agreement;

         (i) Liens arising in favor of (i) Bank One Trust Company, N.A., as trustee ("Bank One"), under Section 6.06 of the Indenture dated as of October 16, 2001 (the "Bank One Indenture") executed in connection with the Convertible Subordinated Notes or Liens arising in favor of the trustee under any indenture or similar agreement (together with the Bank One Indenture, the "Indentures") with respect to the Additional Senior Notes or the Convertible Senior Notes (Bank One, together with any such other trustee, the "Trustees"); provided that such Liens shall be limited only to property and funds held by the Trustees and such Liens shall secure only the Borrower's obligation to pay reasonable compensation to the Trustees for their services under the Indentures, reasonable costs and expenses incurred by the Trustees in connection with the performance of such services and indemnification of the Trustees with respect to the performance of such services under the Indentures; and

         (j) Liens securing Debt permitted under Section 10.1(m) and Liens securing up to $25,000,000 in the aggregate of Debt permitted under Section 10.1(n).

         SECTION 10.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

         (a) investments not otherwise permitted by this Section 10.4 in Subsidiaries (so long as the Borrower complies with the applicable provisions of Sections 8.12 and 10.4(c)) and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 described on Schedule 10.4;

         (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $10,000,000 for any one such certificate of deposit and $50,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (v) money market mutual funds organized under the laws of the United States or any State thereof which have daily pricing and daily redemption features and invest at least ninety percent (90%) of their assets in the investments described in clauses (i) through (iv) of this Section 10.4 (b);

         (c) investments by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person which are consummated in accordance with all of the following requirements of this Section 10.4(c) (any such acquisition, a "Permitted Acquisition"):

                  (i) the Person to be acquired shall be in a substantially similar line of business as the Borrower (or a line of business reasonably related thereto);

                  (ii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the proposed acquisition;

                  (iii) the proposed acquisition shall be non-hostile (as evidenced by (A) the approval of the acquiree's board of directors or equivalent governing body or (B) a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the proposed acquisition which sets forth the approval of the acquiree's board of directors or equivalent governing body); and

                  (iv) to the extent that (1) the Borrower borrows an amount equal to or greater than $25,000,000 under the Facility in connection with, or in anticipation of, the proposed acquisition and (2) after giving effect to such borrowing, less than $100,000,000 in remaining availability exists under the Facility, the Borrower shall be required to deliver a certificate of a Responsible Officer to the Administrative Agent no later than ten (10) days prior to the consummation of such acquisition (A) stating that the Borrower has complied with the requirements noted in clauses (i) through (iii) above (and attaching evidence of compliance with the requirements noted in clauses (i) and (iii) above), and (B) attaching calculations which evidence that the Borrower is in compliance with the covenants set forth in Article IX of this Agreement, in each case determined on a pro forma basis after giving effect to the proposed acquisition, together with supporting financial statements;

         (d) investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $3,000,000;

         (e) investments (i) by the Borrower of the capital stock of a Subsidiary in another Subsidiary, or (ii) by a Subsidiary of its capital stock or the capital stock of another Subsidiary in another Subsidiary;

         (f) investments in the form of loans and advances permitted pursuant to Section 10.1(c);

         (g) investments by the Borrower or any of its Subsidiaries in any Wholly-Owned Subsidiary;

         (h) investments not otherwise permitted by this Section 10.4 in an aggregate amount at any time not to exceed $25,000,000 (provided that no Default or Event of Default has occurred and is continuing at the time any such investment is made or would result from such investment being made).

         SECTION 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

         (a) any Wholly-Owned Subsidiary of the Borrower may merge with any other Wholly-Owned Subsidiary of the Borrower;

         (b) any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(c); and

         (c) any Wholly-Owned Subsidiary of the Borrower may merge or wind-up into the Borrower or any other Wholly-Owned Subsidiary of the Borrower.

         SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

         (a)      the sale of inventory in the ordinary course of business;

         (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

         (c) the transfer of assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower;

         (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

         (e) the Borrower or any Subsidiary may Dispose of any other of its assets so long as immediately after giving effect to such Disposition:

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                  (i)      the consideration for such assets represents Fair
         Market Value of such assets at the time of such Disposition;

                  (ii) the cumulative net book value of all such assets Disposed of by Borrower and its Subsidiaries during any period of twelve (12) consecutive calendar months does not exceed 15% of Consolidated Assets determined as of the most recently completed fiscal year. The net book value of any assets shall be determined as of the respective date of Disposition of those assets;

                  (iii) the Person to which any receivables are sold is a bankruptcy remote entity.

For purposes of this Section 10.6(e), the sale of ownership interests in receivables to third parties under the Receivables Purchase Facility or any similar facility shall constitute a sale of assets based upon the net book value of the receivables in which the certificates sold to third parties represent an ownership interest. To the extent that receivables are repaid or repurchased, no additional sale of assets shall be deemed to have taken place upon the transfer of additional receivables to the holders of the certificates evidencing the ownership interests therein so long as the aggregate net book value of receivables in which the holders of the certificates have an ownership interest is not increased over the amount initially transferred.

         SECTION 10.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided that:

         (a) the Borrower or any Subsidiary may pay dividends in shares of its own capital stock; and

         (b)      any Subsidiary may pay cash dividends to the Borrower; and

         (c) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the Borrower may pay cash dividends on its capital stock or purchase, redeem, retire or otherwise acquire, directly or indirectly, shares of its capital stock in an aggregate amount not to exceed $100,000,000 during the term of this Agreement.

         SECTION 10.8 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be,
(a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased in cash or Debt, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

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         SECTION 10.9 Transactions with Affiliates. Except to the extent provided in Section 10.4(d), directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

         SECTION 10.10 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or, subject to Section 13.4, make any change in its accounting treatment and reporting practices except as required or permitted by GAAP or (b) amend, modify, or change its charter (or other similar documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

         SECTION 10.11 Amendments; Payments and Prepayments of Debt. Amend or modify (or permit the amendment or modification of) any of the terms or provisions of any Debt in excess of $50,000,000 (including, without limitation, any Subordinated Debt and, if applicable, the Senior Notes, the Additional Senior Notes, the Convertible Senior Notes and the Additional Convertible Subordinated Notes), or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem, repurchase or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), Debt in excess of $50,000,000 (including, without limitation, any Subordinated Debt and, if applicable, the Senior Notes, the Additional Senior Notes, the Convertible Senior Notes and the Additional Convertible Subordinated Notes); provided that the Borrower may, to the extent otherwise permitted under this Agreement, (a) convert the Convertible Subordinated Notes and, if applicable, the Convertible Senior Notes and the Additional Convertible Subordinated Notes to common stock of the Borrower (plus cash in lieu of fractional shares of common stock of the Borrower) in accordance with the terms thereof, (b) repurchase the Convertible Subordinated Notes or, if applicable, the Additional Convertible Subordinated Notes solely for common stock of the Borrower (plus cash in lieu of fractional shares of common stock of the Borrower) upon the occurrence of a "Change of Control" as defined in the Convertible Subordinated Note First Supplemental Indenture or in any similar indenture or instrument executed in connection with the Additional Convertible Subordinated Notes and (c) subject to the following proviso, call the Convertible Subordinated Notes or, if applicable, the Additional Convertible Subordinated Notes for redemption and redeem the Convertible Subordinated Notes or, if applicable, the Additional Convertible Subordinated Notes (an "Optional Redemption"), if at the time of such call, the average closing price per share of the Borrower's common stock for the twenty
(20) trading days ending five (5) days prior to such call, equals or exceeds 105% of the conversion price of the Convertible Subordinated Notes or the Additional Convertible Subordinated Notes, as applicable; provided further that
(i) no Event of Default shall exist at the time of the Optional Redemption or shall result therefrom and (ii) (A) such Optional Redemption may be made in cash in an amount not to exceed $12,500,000 in the aggregate or (B) such Optional Redemption may be made in cash if the Borrower enters into a standby underwriting agreement on terms and conditions reasonably satisfactory to the Administrative Agent to issue common stock in an amount sufficient to redeem any Convertible

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Subordinated Notes or any Additional Convertible Subordinated Notes not
converted and such Convertible Subordinated Notes or such Additional Convertible Subordinated Notes are redeemed with the proceeds of such standby underwriting.

         SECTION 10.12      Restrictive Agreements.

         (a) Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

         (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower (other than PFG Receivables Corporation and Performance Insurance Limited which are required to maintain a required capital amount) to pay dividends to the Borrower.

                                   ARTICLE XI

                              DEFAULT AND REMEDIES

         SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

         (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation.

         (c) Misrepresentation. Any representation or warranty made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

         (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.5(e), 8.10 or 8.11 or Articles IX or X of this Agreement.

         (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of (i) Sections 7.1 and 7.2 and such default shall continue for a period of five (5) days or (ii) any other term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this

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Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

         (f) Hedging Agreement. The Borrower or any of its Subsidiaries shall default in the performance or observance of any terms, covenant, condition or agreement under any Hedging Agreement.

         (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall
(i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $20,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $20,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

         (h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

         (i) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the ESOP, shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the common stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $10,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

         (j) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general

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assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

         (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

         (l) Failure of Agreements. Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing.

         (m) Termination Event. The occurrence of any of the following events:
(i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $10,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $10,000,000.

         (n) Judgment. A final judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $10,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court of competent jurisdiction and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms within sixty (60) days from the date on entry thereof or within such longer period (including, without limitation, any period during which the Borrower shall be contesting a denial of coverage of its liability in respect of such judgment by a reputable insurance carrier) during which execution of such judgment shall have been stayed.

         SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

         (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of

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the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

         (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

         (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

         SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

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                                   ARTICLE XII

                            THE ADMINISTRATIVE AGENT

         SECTION 12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent for such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Administrative Agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

         SECTION 12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

         SECTION 12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         SECTION 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to

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have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         SECTION 12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

         SECTION 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business,

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operations, property, financial and other condition and creditworthiness of the
Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         SECTION 12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

         SECTION 12.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent was not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         SECTION 12.9 Resignation of the Administrative Agent; Successor Administrative Agent.

         (a) Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative

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Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, including, without limitation, those as Swingline Lender, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

         SECTION 12.10 Documentation Agents. The Documentation Agents, in their respective capacities as documentation agents, shall have no duties or responsibilities under this Agreement or any other Loan Document.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.1      Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to the Borrower:            Performance Food Group Company
                                        12500 West Creek Parkway
                                        Richmond, Virginia 23238
                                        Attention: Mr. Jeffery Fender
                                        Telephone Nop.: (804) 484-6231
                                        Telecopy No.: (804) 484-7702

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         With copies to:                Bass, Berry & Sims PLC
                                        315 Deaderick Street, Suite 2700
                                        Nashville, Tennessee 37238
                                        Attention: F. Mitchell Walker Jr.
                                        Telephone No.: (615) 742-6275
                                        Telecopy No.: (615) 742-2775

         If to Wachovia as              Wachovia Bank, National Association
         Administrative Agent:          Charlotte Plaza, CP-8
                                        201 South College Street
                                        Charlotte, North Carolina 28288-0680
                                        Attention: Syndication Agency Services
                                        Telephone No.: (704) 374-2698
                                        Telecopy No.: (704) 383-0288

         If to any Lender:              To the address set forth on Schedule 1.1

         (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

         SECTION 13.2 Expenses; Indemnity. The Borrower will (a) pay all out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and
(ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and
(c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, reasonable attorney's and consultant's fees), suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not any Agent or Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the

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transactions contemplated hereby or thereby, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by
Section 11.2 and although such Obligations shall be contingent or unmatured.

         SECTION 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

         SECTION 13.5      Jurisdiction and Venue.

         (a) Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

         (b) Venue. The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or proceeding has been brought in an inconvenient forum.

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         SECTION 13.6      Binding Arbitration; Waiver of Jury Trial.

         (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document ("Disputes"), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred and twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Finance Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

         (b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

         SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

         SECTION 13.8      Injunctive Relief; Punitive Damages.

         (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         (b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

         SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 13.10     Successors and Assigns; Participations.

         (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes,

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




and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Assignment by Lenders. Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

                           (i)      each such assignment shall be of a constant,
and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                           (ii)     if less than all of the assigning Lender's
Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

                           (iii)    the parties to each such assignment shall
execute and deliver to the Administrative Agent, for its acceptance and recording by the Administrative Agent in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                           (iv)     such assignment shall not, without the
consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                           (v)      the assigning Lender shall pay to the
Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

         (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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         (e) Issuance of New Notes. Upon its receipt of an Assignment and
Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

                           (i)      accept such Assignment and Acceptance;

                           (ii)     record the information contained therein in
the Register;

                           (iii)    give prompt notice thereof to the Lenders
and the Borrower; and

                           (iv)     promptly deliver a copy of such Assignment
and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

         (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

                           (i)      such Lender's obligations under this
Agreement (including, without limitation, its Commitment) shall remain unchanged;

                           (ii)     such Lender shall remain solely responsible
to the other parties hereto for the performance of such obligations;

                           (iii)    such Lender shall remain the holder of the
Notes held by it for all purposes of this Agreement;

                           (iv)     the Borrower, the Administrative Agent and
the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                           (v)      such Lender shall not permit such
participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the

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Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan; and

                           (vi)     any such disposition shall not, without the
consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

         (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent and Lenders may disclose any such information to the extent such disclosure is (i) required by law, (ii) requested by any regulatory authority or (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with any Agent or Lender). Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging, granting a security interest in or assigning any Note to any Federal Reserve Bank, or, as to any Lender that is a Farm Credit System entity, in favor of the Farm Credit Funding Corp. or other appropriate funding sources and entities within the Farm Credit System in accordance with the Farm Credit Act of 1971, as amended, without the consent of any party, without notice to any party and without the payment of any fees in accordance with Applicable Law.

         (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle affiliated with, administered by, formed by or managed by such Granting Lender (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower on behalf of such Granting Lender all or any part of any Extension of Credit that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that:

                  (i) nothing herein shall constitute a commitment by any SPC to make any Extension of Credit;

                  (ii) such Granting Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

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                  (iv) each Granting Lender shall remain solely responsible to the other parties hereto for the performance of such Granting Lender's obligations under this Agreement (including, without limitation, its Commitment);

                  (iii) if any SPC elects not to exercise such option or otherwise fails to provide all or any part of any Extension of Credit, the applicable Granting Lender shall be obligated to make such Extension of Credit pursuant to the terms hereof;

                  (v) each Granting Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                  (vi) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with each Granting Lender in connection with such Granting Lender's rights and obligations under this Agreement; and

                  (vii) no Granting Lender shall permit any SPC the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document.

The making of an Extension of Credit by an SPC hereunder shall utilize the Commitment of the applicable Granting Lender to the same extent, and as if, such Extension of Credit were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender and which such Granting Lender hereby acknowledges and assume). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.10(i), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Extensions of Credit to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Extensions of Credit and (ii) subject to Section 13.10(g), disclose on a confidential basis any non-public information relating to its Extensions of Credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 13.10(i) may not be amended without the written consent of the each Granting Lender (on behalf of each applicable SPC that is directly affected by such amendment).

         SECTION 13.11 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing

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




signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (except as expressly contemplated pursuant to Section 2.8), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower's rights and obligations hereunder, or (g) amend the provisions of this Section 13.11 or the definition of Required Lenders, in each case, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a) Article XII shall be made without the written consent of the Administrative Agent and (b)
Article III without the written consent of the Issuing Lender.

         SECTION 13.12 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

         SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Facility has not been terminated.

         SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

         SECTION 13.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

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         SECTION 13.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which the Commitments shall have been terminated, all outstanding Letters of Credit have expired or been cancelled and all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

         SECTION 13.19 Inconsistencies with Other Documents; Independent Effect of Covenants.

         (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

         (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

         SECTION 13.20 Advice of Counsel. Each of the parties hereto represents to each other party hereto that it has discussed this Agreement with its counsel.

         SECTION 13.21 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                           [Signature pages to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]               PERFORMANCE FOOD GROUP COMPANY,
                               as Borrower

                               By: _________________________________
                                  Name: ____________________________
                                  Title: ___________________________

                               WACHOVIA BANK, NATIONAL ASSOCIATION, (formerly known as First Union National Bank), as Administrative Agent and Lender

                               By: _________________________________
                                  Name: ____________________________
                                  Title: ___________________________

                               MERRILL LYNCH CAPITAL CORPORATION,
                               as Lender

                               By: _________________________________
                                  Name: ____________________________
                                  Title: ___________________________

                               BANK OF AMERICA, N.A., as Documentation
                                Agent and Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               MORGAN STANLEY DEAN WITTER, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               BANK ONE, NA (Main Office Chicago), as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               JPMORGAN CHASE BANK (f.k.a. THE CHASE
                               MANHATTAN BANK), as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               SUNTRUST BANK, as Documentation Agent and Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               FARM CREDIT SERVICES OF MID AMERICA, PCA, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               HARRIS TRUST AND SAVINGS BANK, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               AGFIRST FARM CREDIT BANK, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                              US AG BANK, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               GREENSTONE____________________, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

                               FIRST FARM CREDIT SERVICES, as Lender

                               By: __________________________________
                                  Name: _____________________________
                                  Title: ____________________________

================================================================================

                      AMENDED AND RESTATED CREDIT AGREEMENT

                           dated as of April 28, 2003,

                                  by and among

                         PERFORMANCE FOOD GROUP COMPANY,

                                  as Borrower,

                         the Lenders referred to herein,

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                  (formerly known as First Union National Bank)
                             as Administrative Agent

                                       and

                              BANK OF AMERICA, N.A.
                                       and

                                  SUNTRUST BANK

                             as Documentation Agents

================================================================================

                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS..........................................................................................         1

SECTION 1.1           Definitions................................................................................         1
SECTION 1.2           General....................................................................................        16
SECTION 1.3           Other Definitions and Provisions...........................................................        16

ARTICLE II  REVOLVING CREDIT FACILITY............................................................................        17

SECTION 2.1           Revolving Credit Loans.....................................................................        17
SECTION 2.2           Swingline Loans............................................................................        17
SECTION 2.3           Procedure for Advances of Revolving Credit and Swingline Loans.............................        19
SECTION 2.4           Repayment of Loans.........................................................................        20
SECTION 2.5           Notes......................................................................................        20
SECTION 2.6           Voluntary Reduction of the Aggregate Commitment............................................        21
SECTION 2.7           Termination of Facility....................................................................        21
SECTION 2.8           Increase in the Aggregate Commitment.......................................................        21
SECTION 2.9           Use of Proceeds............................................................................        22

ARTICLE III LETTER OF CREDIT FACILITY............................................................................        22

SECTION 3.1           L/C Commitment.............................................................................        22
SECTION 3.2           Procedure for Issuance of Letters of Credit................................................        23
SECTION 3.3           Commissions and Other Charges..............................................................        23
SECTION 3.4           L/C Participations.........................................................................        24
SECTION 3.5           Reimbursement Obligation of the Borrower...................................................        25
SECTION 3.6           Obligations Absolute.......................................................................        25
SECTION 3.7           Effect of Application......................................................................        26
SECTION 3.8           Letters of Credit Issued Pursuant to the Existing Facility.................................        26

ARTICLE IV  GENERAL LOAN PROVISIONS..............................................................................        26

SECTION 4.1           Interest...................................................................................        26
SECTION 4.2           Notice and Manner of Conversion or Continuation of Loans...................................        28
SECTION 4.3           Fees.......................................................................................        29
SECTION 4.4           Manner of Payment..........................................................................        30
SECTION 4.5           Crediting of Payments and Proceeds.........................................................        30
SECTION 4.6           Adjustments................................................................................        31
SECTION 4.7           Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption
                      by the Administrative Agent................................................................        31
SECTION 4.8           Changed Circumstances......................................................................        32
SECTION 4.9           Indemnity..................................................................................        33
SECTION 4.10          Capital Requirements.......................................................................        34
SECTION 4.11          Taxes......................................................................................        34
SECTION 4.12          Mitigation of Obligations; Replacement of Lenders..........................................        36


ARTICLE V    CLOSING; CONDITIONS OF CLOSING AND BORROWING........................................................        37

SECTION 5.1           Closing....................................................................................        37
SECTION 5.2           Conditions to Closing and Initial Extensions of Credit.....................................        37
SECTION 5.3           Conditions to All Extensions of Credit.....................................................        40

ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF THE BORROWER......................................................        41

SECTION 6.1           Representations and Warranties.............................................................        41
SECTION 6.2           Survival of Representations and Warranties, Etc............................................        48

ARTICLE VII  FINANCIAL INFORMATION AND NOTICES...................................................................        48

SECTION 7.1           Financial Statements and Projections.......................................................        48
SECTION 7.2           Officer's Compliance Certificate...........................................................        49
SECTION 7.3           Accountants' Certificate...................................................................        49
SECTION 7.4           Other Reports..............................................................................        49
SECTION 7.5           Notice of Litigation and Other Matters.....................................................        49
SECTION 7.6           Accuracy of Information....................................................................        50

ARTICLE VIII AFFIRMATIVE COVENANTS...............................................................................        51

SECTION 8.1           Preservation of Corporate Existence and Related Matters....................................        51
SECTION 8.2           Maintenance of Property....................................................................        51
SECTION 8.3           Insurance..................................................................................        51
SECTION 8.4           Accounting Methods and Financial Records...................................................        51
SECTION 8.5           Payment and Performance of Obligations.....................................................        51
SECTION 8.6           Compliance With Laws and Approvals.........................................................        52
SECTION 8.7           Environmental Laws.........................................................................        52
SECTION 8.8           Compliance with ERISA......................................................................        52
SECTION 8.9           Compliance With Agreements.................................................................        52
SECTION 8.10          Conduct of Business........................................................................        52
SECTION 8.11          Visits and Inspections.....................................................................        53
SECTION 8.12          Additional Subsidiaries....................................................................        53
SECTION 8.13          Further Assurances.........................................................................        53

ARTICLE IX   FINANCIAL COVENANTS.................................................................................        53

SECTION 9.1           Senior Leverage Ratio......................................................................        53
SECTION 9.2           Interest and Rental Expense Coverage Ratio.................................................        53
SECTION 9.3           Minimum Net Worth..........................................................................        53
SECTION 9.4           Leverage Ratio.............................................................................        54

ARTICLE X    NEGATIVE COVENANTS..................................................................................        54

SECTION 10.1          Limitations on Total Debt..................................................................        54
SECTION 10.2          Limitations on Guaranty Obligations........................................................        55
SECTION 10.3          Limitations on Liens.......................................................................        56


SECTION 10.4          Limitations on Loans, Advances, Investments and Acquisitions...............................        57
SECTION 10.5          Limitations on Mergers and Liquidation.....................................................        59
SECTION 10.6          Limitations on Sale of Assets..............................................................        59
SECTION 10.7          Limitations on Dividends and Distributions.................................................        60
SECTION 10.8          Limitations on Exchange and Issuance of Capital Stock......................................        60
SECTION 10.9          Transactions with Affiliates...............................................................        61
SECTION 10.10         Certain Accounting Changes; Organizational Documents.......................................        61
SECTION 10.11         Amendments; Payments and Prepayments of Debt...............................................        61
SECTION 10.12         Restrictive Agreements.....................................................................        62

ARTICLE XI   DEFAULT AND REMEDIES................................................................................        62

SECTION 11.1          Events of Default..........................................................................        62
SECTION 11.2          Remedies...................................................................................        64
SECTION 11.3          Rights and Remedies Cumulative; Non-Waiver; etc............................................        65

ARTICLE XII  THE ADMINISTRATIVE AGENT............................................................................        66

SECTION 12.1          Appointment................................................................................        66
SECTION 12.2          Delegation of Duties.......................................................................        66
SECTION 12.3          Exculpatory Provisions.....................................................................        66
SECTION 12.4          Reliance by the Administrative Agent.......................................................        66
SECTION 12.5          Notice of Default..........................................................................        67
SECTION 12.6          Non-Reliance on the Administrative Agent and Other Lenders.................................        67
SECTION 12.7          Indemnification............................................................................        68
SECTION 12.8          The Administrative Agent in its Individual Capacity........................................        68
SECTION 12.9          Resignation of Administrative Agent; Successor Administrative Agent........................        68

ARTICLE XIII MISCELLANEOUS.......................................................................................        69

SECTION 13.1          Notices....................................................................................        69
SECTION 13.2          Expenses; Indemnity........................................................................        70
SECTION 13.3          Set-off....................................................................................        71
SECTION 13.4          Governing Law..............................................................................        71
SECTION 13.5          Jurisdiction and Venue.....................................................................        71
SECTION 13.6          Binding Arbitration; Waiver of Jury Trial..................................................        72
SECTION 13.7          Reversal of Payments.......................................................................        73
SECTION 13.8          Injunctive Relief; Punitive Damages........................................................        73
SECTION 13.9          Accounting Matters.........................................................................        73
SECTION 13.10         Successors and Assigns; Participations.....................................................        73
SECTION 13.11         Amendments, Waivers and Consents...........................................................        77
SECTION 13.12         Performance of Duties......................................................................        78
SECTION 13.13         All Powers Coupled with Interest...........................................................        78
SECTION 13.14         Survival of Indemnities....................................................................        78
SECTION 13.15         Titles and Captions........................................................................        78
SECTION 13.16         Severability of Provisions.................................................................        78
SECTION 13.17         Counterparts...............................................................................        78


SECTION 13.18         Term of Agreement..........................................................................        79
SECTION 13.19         Inconsistencies with Other Documents; Independent Effect of Covenants......................        79
SECTION 13.20         Advice of Counsel..........................................................................        79
SECTION 13.21         No Strict Construction.....................................................................        79

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1           -       Form of Revolving Credit Note
Exhibit A-2           -       Form of Swingline Note
Exhibit B             -       Form of Notice of Borrowing
Exhibit C             -       Form of Notice of Account Designation
Exhibit D             -       Form of Notice of Prepayment
Exhibit E             -       Form of Notice of Conversion/Continuation
Exhibit F             -       Form of Officer's Compliance Certificate
Exhibit G             -       Form of Assignment and Acceptance
Exhibit H             -       Form of Commitment Increase Supplement
Exhibit I             -       Form of New Lender Supplement

SCHEDULES

Schedule 1.1          -       Lenders and Commitments
Schedule 6.1(a)       -       Jurisdictions of Organization and Qualification
Schedule 6.1(b)       -       Subsidiaries and Capitalization
Schedule 6.1(f)       -       Audits and Examinations
Schedule 6.1(i)       -       ERISA Plans
Schedule 6.1(l)       -       Material Contracts
Schedule 6.1(m)       -       Labor and Collective Bargaining Agreements
Schedule 6.1(t)       -       Debt and Guaranty Obligations
Schedule 6.1(u)       -       Litigation
Schedule 10.1         -       Existing ELLF Debt
Schedule 10.2         -       Existing Guaranty Obligations
Schedule 10.3         -       Existing Liens
Schedule 10.4         -       Existing Loans, Advances and Investments

                                  Schedule 1.1

                            (Lenders and Commitments)


----------------------------------------------------------------------------------------------------------
                                                           COMMITMENT
                   LENDER                                  PERCENTAGE                         COMMITMENT
----------------------------------------------------------------------------------------------------------
Wachovia Bank, National Association (f/k/a/ First
Union National Bank)
Charlotte Plaza, 8th Floor                                12.8571428572%                   $ 45,000,000.00
201 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

----------------------------------------------------------------------------------------------------------
Bank of America, N.A.
231 South LaSalle Street
IL1-231-10-06                                                        10%                   $ 35,000,000.00
Chicago, Illinois 60697
Attention: William F. Sweeney
Telephone No.: (312) 828-1843
Telecopy No.: (312) 987-1276
Email: william.sweeney@bankofamerica.com

----------------------------------------------------------------------------------------------------------
SunTrust Bank
919 East Main Street

Richmond, VA 23219                                                   10%                   $ 35,000,000.00
Attention: Gray Key
Telephone No.: (804) 782-5237
Telecopy No.: (804) 782-5413
Email:

----------------------------------------------------------------------------------------------------------
FCS of Mid-America, PCA
1601 UPS Drive

Louisville, KY 40223                                       8.5714285714%                   $ 30,000,000.00
Attention: Steve Joyner
Telephone No.: (502) 420-3813
Telecopy No.: (502) 420-3513
Email: sjoyner@e-farmcredit.com

----------------------------------------------------------------------------------------------------------
AgFirst Farm Credit Bank
1401 Hampton Street

Columbia, SC 29201                                         8.5714285714%                   $ 30,000,000.00
Attention: Isaac E. Bennett
Telephone No.: (803) 753-2212
Telecopy No.: (803) 254-4219
Email: ibennett@agfirst.com

----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                                           COMMITMENT
                   LENDER                                  PERCENTAGE                         COMMITMENT
----------------------------------------------------------------------------------------------------------
Bank One, N.A.
153 West 51st Street
New York, New York 10019                                   8.5714285714%                   $ 30,000,000.00
Attention: Jules Panno
Telephone No.: (212) 373-1194
Telecopy No.: (212) 373-1180
Email: jules_panno@bankone.com

----------------------------------------------------------------------------------------------------------
Merrill Lynch Capital Corporation
4 World Financial Center, 7th Floor

New York, New York 10080                                   8.5714285714%                   $ 30,000,000.00
Attention: Nancy E. Meadows
Telephone No.: (212) 449-2879
Telecopy No.: (212) 738-1649
Email: nancy_meadows@exchange.ml.com

----------------------------------------------------------------------------------------------------------
JPMorgan Chase
One River Front Plaza, 2nd Floor

Newark, New Jersey 07102                                   7.1428571429%                   $ 25,000,000.00
Attention: Thomas F. Conroy, Jr.
Telephone No.: (973) 353-6161
Telecopy No.: (973) 353-6158
Email: thomas.conray@jpmorgan.com

----------------------------------------------------------------------------------------------------------
Farm Credit Bank of Wichita
245 N. Waco

Wichita, Kansas 67202                                      7.1428571429%                   $ 25,000,000.00
Attention: Greg Somerhalder
Telephone No.: (316) 266-5283
Telecopy No.: (316) 291-5011
Email: greg.somerhalder@usagbank.com

----------------------------------------------------------------------------------------------------------
Harris Trust & Savings Bank

                                                           5.7142857143%                   $ 20,000,000.00
Attention:
Telephone No.: ()
Telecopy No.: ()
Email:

----------------------------------------------------------------------------------------------------------
GreenStone Farm Credit Services, ACA and FLCA
1760 Abbey Road, Suite 200
East Lansing, MI 48823                                     4.2857142857%                   $ 15,000,000.00
Attention: Al Compton
Telephone No.: (517) 318-4128
Telecopy No.: (517) 318-1240
Email: acompto@greenstonefcs.com

----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                                           COMMITMENT
                   LENDER                                  PERCENTAGE                        COMMITMENT
----------------------------------------------------------------------------------------------------------
1st Farm Credit Services, PCA
1107 S. Bridge Street, Suite C
Yorkville, IL 60560                                        4.2857142857%                   $ 15,000,000.00
Attention: Dale A. Richardson
Telephone No.: (630) 553-5726
Telecopy No.: (630) 553-0638
Email: drichar@farmcredit.com

----------------------------------------------------------------------------------------------------------
Morgan Stanley Bank
750 Seventh Avenue, 11th Floor

New York, New York 10020                                   4.2857142857%                   $ 15,000,000.00
Attention: Tina Trinkle
Telephone No.: (212) 762-2888
Telecopy No.: (212) 762-0346
Email: tina.trinkle@morganstanley.com

----------------------------------------------------------------------------------------------------------
TOTAL                                                               100%                   $350,000,000.00
----------------------------------------------------------------------------------------------------------